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                     October 20, 2022

       Andrew Gordon
       Chief Executive Officer and Chief Financial Officer
       COFFEE HOLDING CO INC
       3475 Victory Boulevard
       Staten Island, NY 10314

                                                        Re: COFFEE HOLDING CO
INC
                                                            Form 10-K for the
Year Ended October 31, 2021
                                                            File No. 001-32491

       Dear Andrew Gordon:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing